STOCK PLEDGE AGREEMENT

This Agreement is made and entered into as of the 18th day of August, 2006, by and between HEARTLAND BANK, a federal savings bank (“Pledgee”), and Freedom Financial Group, Inc., a Delaware corporation (“Pledgor”).

Recitals

A. Pledgee, T.C.G. - The Credit Group Inc., a Manitoba, Canada corporation (the “Company”), and Pledgor have entered into that certain Loan and Security Agreement of even date herewith (as the same may be renewed, extended, amended, restated, replaced or otherwise modified from time to time, the “Loan Agreement”) whereby Pledgee has extended a revolving credit facility available to the Company and Pledgor in the principal face amount of $3,000,000.

B. Pledgor owns 1,100 shares of common stock, par value $ N/A per share, of the Company, representing on the date hereof 100% of the issued and outstanding voting common stock of the Company.

C. Pledgor and Pledgee desire to secure the payment of all of the obligations of the Company and Pledgor to Pledgee arising from time to time under the Loan Agreement (collectively, the “Secured Obligations”).

In consideration of the foregoing, the agreements below and other sufficient consideration, the receipt of which is hereby acknowledged, Pledgor and Pledgee agree as follows:

1. Pledge and Grant of Security Interest.

a. To secure the due and punctual payment and performance of all the Secured Obligations, Pledgor hereby grants to Pledgee a security interest in 1,100 shares of voting common stock of the Company (said interests of Pledgor in the voting stock of the Company, together with such additional shares of common stock of the Company as may from time to time be pledged by Pledgor hereunder as provided by the Loan Agreement, are hereinafter collectively called the “Shares” and individually a “Share”). Delivered herewith are the original certificates for the Shares and stock powers for the Shares executed in blank by Pledgor.

b. In addition, Pledgor hereby grants to Pledgee a security interest in the following (which shall be deemed included in the term “Shares”): (i) all dividends, cash, securities, distributions, instruments and other property from time to time paid, payable or otherwise distributed in respect of or in exchange for any or all of such Shares, (ii) any and all distributions made in respect to the Shares, whether in cash or in kind, by way of dividends or stock splits, or pursuant to a merger or consolidation or otherwise, or any substitute security issued upon conversion, reorganization or otherwise, (iii) any and all other property hereafter delivered to Pledgor or Pledgee in substitution for or in addition to any of the foregoing (including without limitation all securities issued pursuant to any shareholder agreement, stock purchase agreement, stock purchase rights or other agreement with respect to Shares to which the Pledgor may now or hereafter be a party), all certificates and instruments representing or evidencing such property and all cash, securities, interest, dividends, rights, promissory notes and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof, and (iv) any and all proceeds of any of the foregoing. If any of the foregoing shall be received by Pledgor, contrary to the terms hereof or the Loan Agreement, or during the continuance of an Event of Default, they shall immediately deliver the same to Pledgee or its designated nominee, accompanied, if appropriate, by proper instruments of assignment and/or stock powers executed by Pledgor in accordance with Pledgee’s instructions, to be held subject to the terms of this Agreement.

2. Representations and Warranties. Pledgor represents and warrants that:

a. Pledgor owns the Shares, free of all Liens (as those terms are defined in the Loan Agreement) and shareholders’ agreements, cross-sell agreements, buy-sell agreements and similar contractual restrictions concerning the sale, assignment or pledge of the Shares, except for the restrictions applicable under Rule 144 of the General Rules and Regulations under the Securities Exchange Act of 1933. The information concerning the capital structure of the Company as shown on Schedule 1 attached is accurate.

b. The delivery of the original certificates for the Shares to Pledgee concurrently with the execution of this Agreement shall create a valid and fully perfected security interest in the Shares, securing the payment of the Secured Obligations.

c. No consent of any third party (including, without limitation, any stockholder or creditor of Pledgor) and no governmental approval is required for the exercise by Pledgee of the voting or other rights provided for in this Agreement or the remedies in respect of the Shares pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

3. Additional Liens. Pledgor agrees that he will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Shares, (ii) create or permit to exist any Lien upon or with respect to any of the Shares, except for the security interest under this Agreement, or (iii) enter into any other contractual obligations which may restrict or inhibit Pledgee’s rights or ability to sell or otherwise dispose of the Shares or any part thereof after the occurrence and during the continuance of an Event of Default hereunder.

4. Default. Any one or more of the following shall constitute a default hereunder (an “Event of Default”):

a. An Event of Default under the Loan Agreement; or

b. A violation by Pledgor of any of the provisions or conditions of this Agreement.

5. Custody and Preservation of the Collateral. Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of any Shares in its possession (even if it fails to sell or convert Shares which are falling in market value) provided the Pledgee acts in a commercially reasonable manner. The failure of Pledgee to preserve or protect any rights with respect to any of the Shares against other parties shall not be deemed a failure to exercise reasonable care in the custody or preservation of such Shares.

6. Remedies. Upon the occurrence and during the continuance of an Event of Default:

a. Pledgee may at any time exercise the rights and pursue the remedies provided under Article 9 of the Uniform Commercial Code as currently effective in, or as hereafter amended by, the State of Missouri, including but not limited to selling the Shares at any public sale or at private sale without advertisement if in Pledgee’s reasonable judgment such private sale would result in a greater sale price than a public sale. The parties agree that in the event Pledgee elects to proceed with respect to the Shares, whenever applicable provisions of the Uniform Commercial Code require that notice be reasonable, ten (10) days’ notice shall be deemed reasonable. Pledgee shall not be obligated to make any sale of the Shares regardless of notice of sale having been given. Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgee may bid and become a purchaser at any such sale, if public, and upon any such sale Pledgee may collect, receive, and hold and apply, as provided herein, the proceeds thereof to the payment of the Secured Obligations, and assign and deliver the Shares and the certificate therefor to the purchaser at any such sale. The proceeds from any such sale shall be applied first to the payment of all legal and other costs and expenses incurred in connection with the sale and next to the payment of the Secured Obligations. The balance, if any, of such proceeds remaining after such application shall be paid as provided by law.

b. Upon the occurrence and continuation of an Event of Default, in the event that Pledgee determines that it is advisable to register under or otherwise comply in any way with the Securities Act of 1933 or any similar federal or state law, or if such registration or compliance is required with respect to the Shares prior to the sale thereof by Pledgee, Pledgor will use its best efforts to cause such registration to be effectively made, at no expense to Pledgee, and to continue such registration effective for such time as may be reasonably necessary in the opinion of Pledgee, and will reimburse Pledgee for any reasonable expense incurred by Pledgee including, without limitation, reasonable attorneys’ and accountants’ fees and expenses in connection therewith; and should Pledgee determine that, prior to any public offering of any of the Shares, such securities should be registered under the Securities Act of 1933 and/or registered or qualified under any other federal or state law, and that such registration and/or qualification is not practical, then the Pledgor agrees that it will be commercially reasonable to arrange a private sale so as to avoid a public offering, even though the sales price established and/or obtained may be substantially less than might have been obtained through a public offering. The Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by Pledgee by reason of the failure by the Pledgor to perform any of the covenants contained in this paragraph and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, Pledgor shall pay, as damages and not as a penalty, an amount equal to the value of the Shares on the date Pledgee shall demand compliance herewith.

7. Right to Vote Shares. Until the Secured Obligations are fully paid, Pledgee shall have the right to vote the Shares with regard to any proposed amendment to the articles of incorporation or by-laws of Company which would result in a change in the voting rights and power of the Shares. Otherwise, Pledgor shall have the sole right to vote the Shares unless there is an Event of Default that is continuing hereunder, in which event Pledgee shall have the sole right to vote the Shares.

8. Preservation and Perfection of Liens. Pledgor shall promptly, upon the request of Pledgee and at Pledgor’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter, if applicable, register, file or record in an appropriate governmental office, any document or instrument supplemental to or confirmatory of this Agreement, and give such further assurances as may otherwise be necessary or desirable for the creation, preservation and/or perfection of the liens created by this Agreement.

9. Release of Shares. Whenever the full amount of the Secured Obligations have been finally and unconditionally paid to Pledgee, Pledgee shall return to Borrower any certificates representing the Shares held by Pledgee with the stock powers or assignments executed by Pledgor attached, and such Shares shall be deemed released from any Lien hereunder.

10. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall be deemed to be one and the same instrument.

11. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

12. Notices. All notices, consents, requests and demands to or upon the respective parties hereto shall be given in the manner required for notices under the Loan Agreement.

13. Dividends. So long as no Event of Default has occurred and is continuing, Pledgor shall be entitled to receive ordinary cash dividends declared and paid by the Company from time to time.

14. Attorney-In-Fact. Pledgor hereby irrevocably appoints Pledgee as Pledgor’s attorney-in-fact effective during the continuance of an Event of Default, with full authority in the place and stead of Pledgor and in the name of Pledgor, Pledgee or otherwise, from time to time in Pledgee’s sole discretion to take any action (including completion and presentation of any proxy) and to execute any instrument that Pledgee may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation (but subject to the other provisions hereof), to (i) receive, endorse and collect all instruments made payable to Pledgor representing any dividend or other distribution in respect of the Shares or any part thereof; (ii) exercise the voting and other consensual rights pertaining to the Shares; and (iii) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Shares as fully and completely as though Pledgee was the absolute owner thereof for all purposes, and to do, at Pledgee’s option and Pledgor’s expense, at any time or from time to time, all acts and things that Pledgee reasonably deems necessary to protect, preserve or realize upon the Shares. Pledgor hereby ratifies and approves all acts of Pledgee made or taken pursuant to this Section 14. This power of attorney, being coupled with an interest, shall be irrevocable until all Secured Obligations shall have been paid in full and the Loan Agreement shall have been terminated.

15. Governing Law. This Agreement shall be governed and construed under the internal laws of the State of Missouri.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PLEDGOR
Freedom Financial Group, Inc., a Delaware corporation,

By:	/s/ Jerald L. Fenstermaker
Name:	Jerald L. Fenstermaker
Title:	President

PLEDGEE

HEARTLAND BANK

By:	/s/ Kenneth C. MacDonell

Name:	Kenneth MacDonell
Title:	Senior Vice President

Schedule 1
T.C.G. - The Credit Group Inc.

Total Shares of Common Stock Outstanding (as of 7/31/06): 1,100 shares
Total Shares of Common Stock Owned by Pledgor 1,100 shares

% of Outstanding Shares of Common Stock Owned by Pledgor 100%

Certificate Nos. for Shares of Common Stock Owned by Pledgor and Pledged to Pledgee #1C/03